Exhibit 3.5

RESTATED
CERTIFICATE OF INCORPORATION
OF
FREQUENCY ELECTRONICS, INC.
(Pursuant to Section 245)

It is hereby certified that:

1. The name of the Corporation (hereinafter, the “Corporation”) is:

FREQUENCY ELECTRONICS, INC.

Incorporated on May 23, 1968.

2. The Certificate of Incorporation of the Corporation is hereby amended as follows:

By renumbering Article “Tenth” to read Article “Eleventh” and by adding a new Article “Tenth” to read as follows:

“TENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Coproration Law is amended after the filing of this Amendment of the Certificate of Incorporation so as to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the law of the State of Delaware as the same exists from time to time.. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective. Any repeal or modification of this paragraph by stockholders of the Corporation shall not adversely affect any elimination of or limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of §102 of the Delaware General Corporation Law, as the same may be amended and supplemented.”

3. The Certificate of Incorporation of the Corporation is hereby restated in its entirety to reflect all amendments up to and including the amendment on the date hereof, as follows:

“FIRST: The name of the Corporation is Frequency Electronics, Inc.

SECOND: The registered office of the Corporation is to be located at 229 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the Corporation shall have the following purposes, objects and powers:

To manufacture, construct, assemble, or otherwise produce, design, develop, repair, maintain and experiment with, purchase or otherwise acquire, own, use, sell, lease, pledge or otherwise dispose of, import, export, and trade and deal in and with, either as principal or agent, electronic, electrical, mechanical, metallurgical and chemical apparatus, components, devices, appliances, machinery, instruments, equipment and systems for all applications, particularly (but not by way of limitation) those related to the field of electronics.

To carry on and promote investigations, research, experimentation and development of any kind whatsoever in the field or science of electronics, electricity, metallurgy, physics, chemistry and any of the other arts or sciences; to furnish engineering, technical and advisory services and to engage in and carry on a general consultative and development business, including designing, planning, construction, repairing or engaging in any work upon any and all inventions, devices, improvements, machines, mechanical contrivances, tools, articles and things, or in the parts or accessories thereof or therefor; to develop or assist in the development of patents, inventions and improvements, either for itself or for others, and to turn the same to account; to own, lease or otherwise acquire, use, or dispose of laboratories, plants, factories, or workshops, for experimenting, manufacturing and development purposes; to devise and improve upon inventions and mechanical or other devices of any and all kinds.

To purchase, manufacture, produce, assemble, receive, lease or in any manner acquire, hold, own, use, operate, install, maintain, service, repair, process, alter, improve, import, export, sell, lease, assign, transfer and generally to trade and deal in and with raw materials, natural or manufactured articles or products, machinery, equipment, devices, systems, parts, supplies, apparatus, goods, wares, merchandise and personal property of every kind, nature or description, tangible or intangible, used or capable of being used for any purpose whatsoever; and to engage and participate in any mercantile, manufacturing or trading business of any kind or character.

To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge or otherwise dispose of or turn to account or deal with all or any part of the property of the Corporation and from time to time to vary any investment or employment of capital of the Corporation.

To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description, including contracts of guaranty and suretyship.

To lend money for its corporate purposes, invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested.

To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in lands and leasholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trademarks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

To participate with others in any corporation, partnership, limited partnership, joint venture, or other association of any kind, or in any transaction, undertaking or arrangement which the participating corporation would have power to conduct by itself, whether or not such participation involves sharing or delegation of control with or to others; and to be an incorporator, promoter or manager of other corporations of any type or kind.

To pay pensions and establish and carry out pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive and commission plans, trusts and provisions for any or all of its directors, officers and employees, and for any or all of the directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of any stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholder.

To aquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this Corporation, or in which this Corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the right, powers and privileges of ownership therof, and to exercise any and all voting powers thereon; and to guarantee the payment of dividends upon any stock, the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this Corporation is organized.

The business or purpose of the Corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or impliedly by the reasonable construction of the said laws.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Twelve Million Six Hundred Thousand (12,600,000) shares. Of such shares, Six Hundred Thousand (600,000) shall be Preferred Stock of the par value of One ($1.00) Dollar and Twelve Million (12,000,000) shares shall be Common Stock of the par value of One ($1.00) Dollar.

The shares of Preferred Stock may be issued by the directors of the Corporation from time to time in series or otherwise and shall have such designations, preferences, voting powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be stated or expressed in the resolution or resolutions providing for the issue of such shares as may, from time to time, be adopted by the Board of Directors, to whom authority so to fix and determine the same is hereby expressly granted.

FIFTH: The name and address of the incorporator is as follows:

Kent M. Klineman

437 Madison Avenue

New York, New York 10022

SIXTH: The following provisions are inserted for the management of the busines and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

(2) The Board of Directors shall have power without the assent or vote of the stockholders

(a) To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b) To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH: The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH: The following provisions shall apply in addition to any other affirmative vote required by law or this certificate of incorporation:

SECTION I

CERTAIN BUSINESS COMBINATIONS

The affirmative vote of the holders of not less than three-fourths of the outstanding shares of Voting Stock (as hereinafter defined) and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock of the Corporation, exclusive of shares beneficially owned by the Acquiring Person (as hereinafter defined) with which or by or on whose behalf, directly or indirectly, a Business Combination (as hereinafter defined) is proposed, voting as a single class, shall be required for the approval or authorization of such Business Combination. Notwithstanding the foregoing, the voting requirements set forth in the preceding sentence shall not be applicable (A) to any transaction between the Corporation and one or more of its wholly owned subsidiaries, or (B) if such Business Combination is approved by a majority of the Corporation’s Board of Directors prior to the Acquiring Person becoming such, or (C) if such Business Combination is approved by a vote of three-fourths of the Corporation’s Board of Directors, or (D) if all of the conditions set forth below are satisfied: (i) the cash or fair market value of the property, securities or other consideration to be received per share by holders of shares of each class of Voting Stock in such Business Combination as of the date of the consummation thereof is an amount not less that the higher of (a) the Highest Per Share Price or the Highest Equivalent Price (as these terms are hereinafter defined) paid by such Acquiring Person in acquiring any of its holdings of Voting Stock, and (b) the Fair Market Price (as hereinafter defined) of such class of Voting Stock determined on the date the proposal for such Business Combination was first publicly announced, and such consideration shall be in the same form and of the same kind as the consideration paid by such Acquiring Person in acquiring the shares of Voting Stock already acquired by it (if the Acquiring Person had paid for shares of Voting Stock with varying forms of consideration, the form of consideration to be received by the holders of Voting Stock shall be the form used to acquire the largest number of shares of Voting Stock acquired by such Acquiring Person); (ii) after the Acquiring Person has become such and prior to the consummation of such Business Combination, there shall have been (a) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock; (iii) such Acquiring Person shall not have become the “beneficial owner” (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934) of any additional shares of Voting Stock except as part of the transaction which results in such Acquiring Person, becoming an Acquiring Person; (iv) after such Acquiring Person has become an Acquiring Person, such Acquiring Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and (v) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation, at the Corporation’s expense, at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

SECTION II

DEFINITIONS

For purposes of this Article NINTH:

1. Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Acquiring Person, (b) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or any other security device, in a single transaction or related series of transactions, of all or any Substantial Part (as hereinafter defined) of the assets either of the Corporation (including, without limitation, any voting securities of a subsidiary) or of a subsidiary of the Corporation to an Acquiring Person, (c) any merger or consolidation of an Acquiring Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including, without limitation, a mortgage or other security device, in a single transaction or related series of transactions, of all or any Substantial Part of the assets of an Acquiring Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to an Acquiring Person, (f) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of an Acquiring Person, (g) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed, directly or indirectly, by or on behalf of an Acquiring Person, (h) any merger or consolidation of the Corporation with a subsidiary of the Corporation proposed by or on behalf of an Acquiring Person, unless the surviving or consolidated corporation, as the case may be, has a provision in its certificate of incorporation substantially identical to this Article NINTH, (i) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination, and (j) any other transaction with an Acquiring Person which requires the approval of the stockholders of the Corporation under the General Corporation Law of Delaware. A person who is an Acquiring Person as of (x) the time any definitive agreement relating to a Business Combination is entered into, (y) the record date for the determination of stockholders entitled to notice of and to vote on a Business Combination, or (z) immediately prior to the consummation of a Business Combination, shall be deemed an Acquiring Person for purposes of this definition.

2. Acquiring Person. The term “Acquiring Person” shall mean and include any individual, corporation (other than the Corporation), partnership or other person or entity which, together with its (a) “affiliates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934), “beneficially owns” (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934), in the aggregate, 5% or more of the outstanding Voting Stock of the Corporation; and (b) any “affiliate” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of common stock of the Corporation which any Acquiring Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed “beneficially owned” by such Acquiring Person. For purposes of this Article, the Board of Directors shall have the power to determine, on the basis of information known to the Board, if and when there is an Acquiring Person. Any such determination shall be conclusive and binding for all purposes of this Article.

3. Substantial Part. The term “Substantial Part” shall mean an amount equal to more than 10% of the fair market value of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

4. Rights to Acquire. Without limitation, any share of Voting Stock of the Corporation that any Acquiring Person has the right to acquire at any time (notwithstanding that Rule 13d-3 of the Exchange Act deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be beneficially owned by the Acquiring Person to be outstanding for purposes of Paragraph 2 of this Section II.

5. Other Consideration to be Received. For the purposes of Section I of this Article NINTH, the term “other consideration to be received” shall include, without limitation, Common Stock, Preferred Stock or other capital of the Corporation retained by its existing stockholders other than the Acquiring Person with which or by or on whose behalf, directly or indirectly, a Business Combination has been proposed or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

6. Voting Stock. The term “Voting Stock” shall mean all of the outstanding shares of capital stock of the Corporation entitled to vote in elections of directors (considered for this purpose as one class), and each reference to a percentage of shares of Voting Stock shall refer to such percentage of the votes entitled to be cast by such shares.

7. Time of Acquisition. An Acquiring Person shall be deemed to have acquired shares of the Voting Stock of the Corporation at the time when such Acquiring Person became the Beneficial Owner thereof. The price paid by an Acquiring Person for such shares held by a person or entity at the time it became part of such Acquiring Person shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by such person or entity and (b) the market price of the shares in question at the time when such person or entity became part of such Acquiring Person.

8. Highest per share Price; Highest Equivalent Price. The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this Article NINTH shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest per share price that can be determined to have been paid at any time by the Acquiring Person by or on whose behalf, directly or indirectly, the Business Combination has been proposed for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the Corporation, the highest per share price equivalent of the highest price that can be determined to have been paid at any time by such Acquiring Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by an Acquiring Person shall be taken into account regardless of whether the shares were purchased before or after the Acquiring Person became an Acquiring Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Acquiring Person with respect to the shares of capital stock of the Corporation acquired by the Acquiring Person. The Highest Per Share Price and the Highest Equivalent Price shall be appropriately adjusted to take into account stock dividends, subdivisions, combinations and reclassifications.

9. Fair Market Price. The term “Fair Market Price” shall mean for any class of Voting Stock the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such class of Voting Stock on the American Stock Exchange, or, if such class of Voting Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such class of Voting Stock is listed, or, if such class of Voting Stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such class of Voting Stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotation are available, the fair market value on the date in question of a share of such stock.

SECTION III

AMENDMENT

The provisions set forth in this Article NINTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than three-fourths of the outstanding shares of Voting Stock of the Corporation at a meeting of the stockholders duly called for the consideration of such amendement, alteration, change or repeal, provided, however, that if such action has been proposed, directly or indirectly, on behalf of an Acquiring Person, it must also be approved by the affirmative vote of the holders of not less than three-fourths of the outstanding shares of Voting Stock held by the stockholders other than such Acquiring Person.

TENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the filing of this Amendment of the Certificate of Incorporation so as to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the law of the State of Delaware as the same exists from time to time. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective. Any repeal or modification of this paragraph by stockholders of the Corporation shall not adversely affect any elimination of or limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of §102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

ELEVENTH: Subject to the provisions of Section III of the Article NINTH hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.”

4. The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by a vote of a majority of the outstanding stock entitled to vote thereon. The capital of the Corporation will not be reduced under or by reason of said amendment.

Executed at Mitchel Field, New York, October 15, 1987.

/s/ Martin B. Bloch
Martin B. Bloch, President

Attest:

/s/ Harry Newman
Harry Newman, Secretary

STATE OF NEW YORK	)
COUNTY OF NASSAU	) s.s:

BE IT REMEMBERED that on October 15, 1987, before me, a Notary Public duly authorized by law to take acknowledgement of deeds, personally came MARTIN B. BLOCH and HARRY NEWMAN, respectively President and Secretary of Frequency Electronics, Inc., and personally known to me to be such, duly signed the foregoing instrument before me, and acknowledged that such signing is their act and deed and that such instrument as executed is the act and deed of said Corporation, and that the facts stated therein are true.

GIVEN under my hand on October 15, 1987

/s/ Arnold S. Schickler
Notary Public

FEI cert-amendment/restatement

10/12/87

10